                                                                       EXHIBIT 1

                  AK STEEL REPORTS THIRD QUARTER 1999 RESULTS

MIDDLETOWN, OH, October 21, 1999 -- AK Steel (NYSE: AKS) today reported its results for the three months ended September 30, 1999, which give effect to its recent merger with Armco Inc. utilizing the pooling of interests method. AK Steel reported a net loss of $1.5 million, or $0.04 per diluted share of common stock, including merger-related costs and special charges. Excluding the merger-related costs and special charges, AK Steel earned $40.1 million, or $0.37 per diluted share of common stock.

  The merger-related costs and special charges, which totaled $51.6 million on a pre-tax basis, or $38.8 million after-tax, included transaction fees and expenses, payments required by change of control provisions in Armco's benefit plans and the costs associated with conforming AK Steel's and Armco's methods of pension accounting.

  Revenues for the 1999 third quarter were nearly $1.06 billion on steel shipments of 1,569,000 tons. For the corresponding period in 1998, combined shipments totaled 1,423,000 tons, resulting in revenues of $959.7 million. Operating profit before deduction of merger-related costs and special charges was $87.1 million, or $56 per ton for the third quarter of 1999.

  "We are pleased to welcome the former Armco shareholders to the AK Steel family," said Richard M. Wardrop, Jr., chairman and chief executive officer. "Our merger was completed within the aggressive schedule we established last spring, and we have begun the important work of combining our operations and workforces to take full advantage of the synergies created with this merger. We also welcome the opportunity to continue providing the highest quality products and service to our new customers."

  AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as standard pipe and tubular steel products. AK Steel is headquartered in Middletown, Ohio. It employs about 11,500 men and women in plants and offices in Middletown, Coshocton, Dover, Mansfield, Warren and Zanesville, Ohio; Ashland, Kentucky; Rockport, Indiana; and Butler, Sharon and Wheatland, Pennsylvania. AK Steel also produces snow and ice control products, and operates a major industrial park on the Houston, Texas ship channel. Note to
Editors: Previous earnings (not restated to account for the merger) and other information about AK Steel is available on the company's web site at www.aksteel.com.
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             AK Steel Statement of Income & Earnings Per Share Data
            (Dollars and Shares in Millions Except Per Share Data.)

                                                Three Months Ended     Nine Months Ended
                                                   September 30,         September 30,
                                                  1999      1998       1999       1998
                                               ----------  -------  ----------  ---------
Shipments (000 tons)                               1,569     1,423      4,942       4,456

Net Sales                                       $1,055.5    $959.7   $3,193.3    $3,012.4

Cost of Products Sold                              845.9     780.9    2,554.5     2,436.6
Selling and Administrative Expense                  77.2      72.4      228.7       206.1
Depreciation                                        54.9      42.1      155.3       116.8
Special Charges and Unusual Items                   42.0       ---       42.0         ---
                                                ------------------   --------------------
Total Operating Costs                            1,020.0     895.4    2,980.5     2,759.5

Operating Profit                                    35.5      64.3      212.8       252.9

Interest Expense                                    29.2      20.2       89.2        62.2
Other Income                                         7.4       4.7       14.0        19.1
                                                ------------------   --------------------

Income Before Income Taxes                          13.7      48.8      137.6       209.8
Income Tax Provision                                12.5      16.7       53.3        71.6
Minority Interest                                    2.7       2.0        6.7         6.0
                                                ------------------   --------------------

Income from Continuing Operations                   (1.5)     30.1       77.6       132.2

Discontinued Operations                              ---       ---        7.5         ---
                                                ------------------   --------------------

Income before Extraordinary Item and                (1.5)     30.1       85.1       132.2
Cumulative Effect of a Change in Accounting

Extraordinary Items                                  ---       ---      (13.4)        ---
Cumulative Effect of a Change in Accounting          ---       ---        ---       133.9
                                                ------------------   --------------------
Net Income                                          (1.5)     30.1       71.7       266.1

Less Preferred Dividends                             2.4       2.4        7.3         7.3
                                                ------------------   --------------------

Net Income Applicable to Common Stock           $   (3.9)   $ 27.7   $   64.4    $  258.8
                                                ========    ======   ========    ========

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                            Earnings Per Share Data
           (Dollars and Shares in Millions except Per Share Amounts)

                                          Three Months Ended   Nine Months Ended
                                             September 30,       September 30,
                                             1999      1998      1999      1998
                                          ----------  -------  ---------  -------

Basic Earnings Per Share:
     Income from Continuing Operations
        less Preferred Dividends             $(0.04)   $ 0.28    $ 0.70    $ 1.24
     Discontinued Operations                    ---       ---      0.07       ---
     Extraordinary Item                         ---       ---     (0.13)      ---
     Cumulative Effect of Change
          in Accounting                         ---       ---       ---      1.33
                                             ----------------    ----------------
Basic Earnings Per Share                     $(0.04)   $ 0.28    $ 0.64    $ 2.57
                                             ======    ======    ======    ======

Weighted Average Shares Outstanding           101.2     100.4     101.0     100.7


Diluted Earnings Per Share:
     Income from Continuing Operations       $(0.04)   $ 0.28    $ 0.69    $ 1.22
     Discontinued Operations                    ---       ---      0.07       ---
     Extraordinary Item                         ---       ---     (0.13)      ---
     Cumulative Effect of Change
          in Accounting                         ---       ---       ---      1.24
                                             ----------------    ----------------
Diluted Earnings Per Share                   $(0.04)   $ 0.28    $ 0.63    $ 2.46
                                             ======    ======    ======    ======

Weighted Average Shares Outstanding           101.8     107.6     101.6     108.0